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                                                                     Exhibit 8.1



                                August 18, 1999



World Financial Network National Bank
800 Techcenter Drive
Gahanna, Ohio  43230

     Re:  World Financial Network National Bank
          Registration Statement on Form S-3
          ----------------------------------------

Ladies and Gentlemen:

     We have acted as special tax counsel to World Financial Network National Bank, a national bank (the "Bank"), in connection with a Registration Statement on Form S-3 (together with the exhibits and any amendments thereto, the "Registration Statement") filed by the Bank with the Securities and Exchange Commission in connection with the registration by the Bank of Asset Backed Certificates (the "Certificates") to be sold from time to time in one or more series in amounts to be determined at the time of sale and to be set forth in one or more Supplements (each, a "Prospectus Supplement") to the Prospectus (the "Prospectus") incorporated by reference in the Registration Statement.

     We are familiar with the proceedings to date in connection with the proposed issuance and sale of the Certificates and in order to express our opinion hereinafter stated, (a) we have examined copies of the form of the Pooling and Servicing Agreement and the forms of the Certificates filed as exhibits to the Registration Statement (collectively the "Operative Documents") and (b) we have examined such other records and documents and such matters of law, and we have satisfied ourselves as to such matters of fact, as we have considered relevant for purposes of this opinion.

     The opinion set forth in this letter is based upon the applicable provisions of the Internal Revenue Code of 1986, as amended, Treasury regulations promulgated and proposed
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World Financial Network National Bank
August 18, 1999
Page 2



thereunder, current positions of the Internal Revenue Service (the "IRS") contained in published Revenue Rulings and Revenue Procedures, current administrative positions of the IRS and existing judicial decisions. This opinion is subject to the explanations and qualifications set forth under the caption "U.S. Federal Income Tax Consequences" in the Prospectus which constitutes a part of the Registration Statement. No tax rulings will be sought from the IRS with respect to any of the matters discussed herein.

     Based on the foregoing and assuming that the Operative Documents are executed and delivered in substantially the form we have examined, we are of the opinion that (i) the Certificates when issued will be characterized as indebtedness that is secured by the Receivables, and accordingly, interest thereon will be includible as ordinary income when received (in case of a cash basis taxpayer) or accrued (in case of an accrual basis taxpayer) in accordance with each such holder's respective method of tax accounting, (ii) that the Trust will not be characterized for Federal income tax purposes as an association (or publicly traded partnership) taxable as a corporation, (iii) the statements set forth in the Prospectus under the headings "Prospectus Summary --Tax Status," and "U.S. Federal Income Tax Consequences" are a fair and accurate summary of the material tax consequences of the issuance and holding of the Certificates and (iv) each matter stated in the Registration Statement to be the opinion of Special Tax Counsel is in fact our opinion and is incorporated herein by this reference with the same effect as if set out directly herein as our opinion. There can be no assurance, however, that the tax conclusions presented therein will not be successfully challenged by the IRS, or significantly altered by new legislation, changes in IRS positions or judicial decisions, any of which challenges or alterations may be applied retroactively with respect to completed transactions.

                                    Very truly yours,

                                    /s/ Mayer, Brown & Platt

                                    MAYER, BROWN & PLATT